Delisting Determination, The Nasdaq Stock Market, LLC, November 20, 2023, Infinity Pharmaceuticals, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Infinity Pharmaceuticals, Inc., effective at the opening of the trading session on November 30, 2023.
Based on review of information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(1).
The Company was notified of the Staff determination on June 27, 2023.
On July 5, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A hearing on the matter was scheduled for August 31, 2023. On September 12, 2023, upon review of the information provided by the Company, the Panel issued a decision denying the Company continued listing and notified the Company that trading in the Company securities would be suspended on September 14, 2023.The Company did not appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on October 27, 2023.